Exhibit 99.1

CONTACT:

Kelly Sargent, Investor Relations

(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES CERTAIN CHANGES TO ITS

BOARD OF DIRECTORS

DALLAS – September 25, 2012 – The Board of Directors of Capstead Mortgage Corporation (NYSE: CMO) announced today certain changes that will be impacting the composition of its Board of Directors over the next seven months. The changes announced today are the notification by Paul M. Low that he will not stand for re-election at the Company’s 2013 Annual Meeting of Stockholders and the immediate appointment of Jack Bernard to serve as an independent member of the Board of Directors.

Regarding the notification by Mr. Low that he will not stand for re-election next year, Andrew F. Jacobs, President and Chief Executive Officer, remarked “Our Board of Directors wants to express its sincere appreciation to Paul for his lasting contributions to Capstead. Paul was a member of our founding Board of Directors in 1985 and has continuously served on our Board since 1990. Paul served as Chairman of the Board from 2003 to 2009 and has served as Chairman Emeritus since 2009.” Mr. Jacobs added that “With Paul’s extensive experience in the mortgage industry dating to 1957, he has provided us with a great deal of guidance and leadership.”

Regarding the appointment of Mr. Bernard to the Board of Directors, Mr. Jacobs remarked “We are pleased to announce Jack’s appointment to our Board. Jack has extensive experience in the bond markets, which fits very well with our core investment strategy. Previously, Jack held senior roles at Merrill Lynch, Pierce, Fenner & Smith Incorporated in the mortgage-backed securities trading division and at Dresdner RCM Capital Management in fixed-income portfolio management, which included responsibility for a leveraged closed end fund traded on the New York Stock Exchange. Jack is currently an Executive Director of Renewable Funding LLC, a company that focuses on bringing capital market financing to nationwide programs in residential and commercial clean energy upgrade projects. He also serves on Renewable Funding’s Board of Directors.”

With the appointment of Mr. Bernard and until our next annual meeting of stockholders in 2013, the Board of Directors will consist of nine members, eight of whom will be independent.

About Capstead

Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead earns income from investing in a leveraged portfolio of residential mortgage pass-through securities consisting of adjustable-rate mortgage (“ARM”) securities issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

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